The Mexico Fund 8-k

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$281.59	Daily Average Number of Shares Traded[2]	98,056
NAV per share[1]	$19.46	Outstanding Shares[3]	14,466,749
Closing price[2]	$15.53	Expense Ratio (10/31/2024)	1.35%
Discount	20.20%	Portfolio Turnover (10/31/2024)	13.72%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	10.68%	21.22%	-8.40%	6.46%	17.37%	1.76%	7.33%
MXF NAV	10.91%	18.84%	-9.86%	7.93%	18.05%	3.00%	7.44%
MSCI Mexico Index	12.83%	22.62%	-7.25%	8.45%	17.43%	2.41%	5.99%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During April 2025, the Fund repurchased 15,461 shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

Top Ten Holdings (67.14% of Net Assets)
1 Grupo Financiero Banorte	13.42%	6 Cemex	4.16%
2 Fomento Económico Mexicano	11.58%	7 Grupo Aeroportuario del Sureste	3.71%
3 Wal-Mart de México	9.90%	8 Grupo Aeroportuario del Pacífico	3.60%
4 Grupo México	8.49%	9 Gruma	3.39%
5 América Móvil	5.51%	10 Kimberly-Clark de México	3.38%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered mostly positive returns during April 2025. The MSCI World Index and the MSCI Emerging Markets Index increased 0.7% and 1.0% during the month, respectively, with U.S. tariff announcements mentioned below being the major driver for recent market behavior. The European Central Bank reduced its main refinancing rate by 25 basis points to 2.40%. The DJIA and the S&P 500 decreased 3.2% and 0.8%, respectively, while the yield on the 10-year Treasury note decreased 4 basis points to 4.16% and the U.S. dollar depreciated 4.6% (measured by the DXY Index5) during April 2025. In Mexico, the MSCI Mexico Index increased 12.8% and the Mexican peso appreciated 4.4% during the month, to Ps. $19.62, whereas the Fund’s NAV increased 10.9%, underperforming its benchmark.

Global financial markets have experienced high volatility resulting from tariffs announcements by the U.S. government. On April 9, 2025, high “reciprocal” tariffs on multiple countries (Mexico and Canada have been excluded) were implemented; however, some hours after their implementation, Mr. Trump announced the suspension of the tariffs for ninety days for most countries with some exceptions, including the 125% tariff applicable to China and other “reciprocal” tariffs at 10%. Mexico and Canada, as members of the United States-Mexico-Canada Agreement (“USMCA”), have maintained a 0% tariff on imports that comply with the treaty´s rules of origin, which could strengthen the competitiveness of the regions. In the case of Mexico, around 80-90% of its exports to the U.S. are expected to meet USMCA rules of origin. Final implementation and level of tariffs may remain a source of high volatility in global financial markets.

In local news, Mexico´s preliminary GDP6 for the first quarter of 2025 reported an annual increase of 0.6%. Fitch credit agency reaffirmed Mexico´s 'BBB-' sovereign credit rating with a stable outlook, supported by a prudent macroeconomic policy framework, robust external finances, and a large, diversified economy. Mexican-listed companies reported strong financial results for the first quarter of 2025, with growth in sales and Ebitda of 11.8% and 12.9%, respectively, much higher than the Mexican GDP growth rate. Companies benefitted from the Mexican peso depreciation, given its effect on income from exports and sales abroad when translated to local currency.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

6 Figures for preliminary GDP are seasonally adjusted.